Exhibit 10.6

CONTRIBUTION AND ASSIGNMENT AGREEMENT

This Contribution and Assignment Agreement (the “Agreement”) between Roger Richter, an individual (the “Contributor”) and Gallery Management Holding Corp., a Colorado corporation (the “Company”) is made as of February 27, 2012, with respect to the contribution of assets and intellectual property to the Company in accordance with the following terms and conditions:

RECITALS:

WHEREAS, the Company desires to enter into the waste remediation business, particularly waste generated in connection with oil and gas production (the “Business”);

WHEREAS, the Contributor has developed and has ownership interests in technology relating to waste remediation;

WHEREAS, the Contributor has also identified prospective customers of the Business and has negotiated contracts or head of terms agreements (the “Contracts”) with prospective customers of the Business;

WHEREAS, the Contributor desires to contribute the Contracts and his interest in the intellectual property necessary to conduct the Business in exchange for the consideration set forth below.

NOW THEREFORE, the Contributor and the Company agree as follows:

1. CONTRIBUTED PROPERTY

Effective immediately, the Contributor hereby contributes and conveys to the Company all of the Contributor’s right, title, and interest in the following (collectively, the “Assets"), more specifically described on Exhibit A hereto:

a. Intellectual Property.  The Contributor shall contribute and cause to be assigned to the Company all intellectual property rights relating to or used in the Business, including but not limited to all patents and patent applications, trademarks, tradenames, service marks, know-how, trade secrets, copyrights, inventions, licenses and other rights to make, use or sell the products to be offered by the Business.  Exhibit A sets forth all intellectual property used in the Business and contributed to the Company.

b. Contracts.   All contracts and agreements (oral or written) in effect as of the date hereof pertaining to the Business, including, without limitation the agreements, understandings or arrangements listed on Exhibit A.

Exhibit 10.6 -- Page 1

c. No Prior Liabilities.  Except as set forth herein, the Assets do not include, and the Company is not accepting, assuming or agreeing to pay any liability, debt or obligation of the Contributor arising prior to the date of this Agreement relating to or arising from the ownership or use of the Assets. Notwithstanding the foregoing, to the extent that any payments, debts or obligations arise with respect to the Assets from and after the date hereof, such payments shall be the obligation of the Company.

d. Insolvency.  Upon the occurrence of any of the following events within one year of the date hereof, the Contributor may, in his sole discretion, elect to terminate the Contribution and obtain the return of the Assets, without any payment In the event the Company becomes insolvent then the Contributor shall have the right to terminate this Agreement and take back the Assets.

2. COMPANY ACCEPTANCE AND ASSUMPTION

The Company hereby accepts the contribution of the Assets and agrees to make the following payments as consideration for the contribution of the Assets:

a.
The Company shall reimburse the Contributor in exchange therefore up to the amount of One Hundred and Six Thousand Dollars ($106,000) (plus interest accrued thereon) of expenses incurred on his personal American Express card for the purpose of supporting, developing and maintaining the Assets of the Company prior to formation.  The Company shall reimburse such expenses as follows:

i.	$30,000 shall be reimbursed on or before March 31, 2012; and

ii.	the remainder shall be reimbursed by the Company making direct payments on the Contributor’s American Express card in regular course.

b.
The Company agrees to accept and assume all obligations arising from and relating to the operation of the Business and the Assets from and after the date hereof, including but not limited to all payments due or owing under any Contract included in the Assets and incurred after the date hereof.

c.
The Company agrees to enter into that certain Employment Agreement of even date herewith with the Contributor pursuant to which the Contributor will be appointed as the Chief Operating Officer and receive the salary and stock and options set fort therein.

Exhibit 10.6 -- Page 2

The parties acknowledge and agree that each of the payments and commitment above are a material part of the Consideration for the Assets.  If the Company breaches any of its obligations above within one year after the date of this Agreement, or in the event that the Company becomes insolvent, declares bankruptcy, makes any assignment for the benefit of creditors or upon the occurrence of any similar event then the Contributor shall be entitled to terminate this Agreement and obtain the return of the Assets, free and clear of any lien or encumbrance.

3. REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

a. Organization.  The Contributor is an individual, residing in the State of Oregon and has the power and authority to own, transfer and convey the Assets and to carry on business as presently being conducted.

b. Authority.  The Contributor has full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments (collectively “Documents”)  contemplated hereby which Documents shall include but not be limited to the execution of a bill of sale and assignment of all intellectual property relating to the Business.   Further, the execution and delivery by the Contributor of the actions required hereunder and the consummation by him of the transactions contemplated thereby and the performance by him of his obligations therein have been duly and validly authorized by all necessary action.

c. Enforceability.  This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Contributor and is enforceable with respect to the Contributor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors’ rights or affecting generally the availability of equitable remedies.  The execution and delivery of this Agreement by the Contributor and the Company, and the consummation of the transactions contemplated hereby by the Contributor in accordance with the terms hereof shall not conflict with or result in a breach of, violation of, or default under, (or constitute an event that with notice, lapse of time, or both, would constitute a breach or default under) any of the terms, conditions or provisions of laws of Oregon or the United States of America, or any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which the Contributor is a party or by which any of the Assets are bound.

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d. No Violation. The execution and consummation of this Agreement will not (i) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any governmental authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Contributor, or the assets of the Contributor, (ii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract which is applicable to, binding upon or enforceable against the Contributor relating to the Business or the Assets, (iii) result in or require the creation or imposition of any lien or encumbrance upon or with respect to any of the Assets, or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person.

e. Good Title, Adequacy and Condition.

i. The Contributor has good and marketable title to the Assets with full power to sell, transfer and assign the same, free and clear of any lien or encumbrance of any kind.

ii. The Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such business is currently being conducted and include, without limitation, all tangible and intangible assets owned by the Contributor, and all contracts, licenses and permits of the Contributor related to the Business.

f. No Claims. There is no action, suit or proceeding against the Contributor or the Assets, nor is there any pending or threatened action of any kind against the Contributor or the Assets, except as set forth on Exhibit B.

4. REPRESENTATIONS AND WARRANTIES OF the Company

a. Organization.  The Company is a corporation validly existing under the laws of the State of Colorado and has the requisite power and authority to carry on the Business as now being conducted.

b. Authority.  The Company has full legal right, power and capacity to enter into, execute, deliver and perform this Agreement and all attendant documents and instruments contemplated hereby.

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c. Enforceability.  This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Company and is enforceable with respect to the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors’ rights or affecting generally the availability of equitable remedies.  The execution and delivery of this Agreement by the Contributor and the Company, and the consummation of the transactions contemplated hereby by the Company in accordance with the terms hereof shall not conflict with or result in a breach of, violation of, or default under, (or constitute an event that with notice, lapse of time, or both, would constitute a breach or default under) any of the terms, conditions or provisions of the charter documents of the Company, any provision of the laws of Oregon or the United States of America, or any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which the Company is a party or by which any of its assets or properties are bound.

5.  VALUATION

The Contributor and the Company agree that the fair market value of the Assets, taken as a whole, is equal to the consideration payable by the Company.

6. INDEMNIFICATION

a. Agreement by the Contributor to Indemnify. The Contributor agrees to indemnify, defend,  and hold the Company and the officers, managers, directors, employees and agents of each thereof (collectively, the "Indemnified Party") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel fees and expenses) incurred or suffered by the Indemnified Party  resulting from or arising out of (i) any breach of a representation or warranty made by the Contributor in or pursuant to this Agreement, (ii) any breach of the covenants, agreements, or any terms by the Contributor under this Agreement, (ii) any infringement of the proprietary rights of any third party, or (iv) any liabilities or obligations of the Contributor.

b. Survival of Representations and Warranties. Each of the representations and warranties made by the Contributor in this Agreement or pursuant hereto shall survive for a period of two (2) years from the date of this Agreement.

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7. GENERAL

a. Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed), or by courier service, as follows:

If to the Company to:	Gallery Management Holding Corp.
c/o R. Patrick Garrett
4 Grouse Terrace
Lake Oswego, Oregon 97035

with a copy to:	Christopher A. Wilson.
9110 Irvine Center Drive
Irvine, CA 92618

If to Contributor:	Roger Richter
16391 SW Luke Lane
Tigard, Oregon 97223

b. Headings.  The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

c. Counterparts.  This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

d. Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties hereto.  No party may assign or transfer any rights under this Agreement; provided, however, the Company may assign this Agreement to any successor in interest, and entity into which it merges, or any entity that acquires substantially all of the assets of the Company.

e.  Applicable Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Oregon.

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IN WITNESS WHEREOF, the parties have executed this Contribution and Assignment Agreement as of the date above written.

GALLERY MANAGEMENT HOLDING CORP.,
A Colorado corporation

By: /s/ R. Patrick Garrett
  R. Patrick Garrett, Chief Executive Officer

ROGER RICHTER, an individual

    /s/ Roger Richter
    Roger Richter

[SIGNATURE PAGE TO CONTRIBUTION AND ASSIGNMENT AGREEMENT]

Exhibit 10.6 -- Page 7

EXHIBIT A

List of Assets

Exhibit 10.2 -- Page 8